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                                                                    Exhibit 9(o)

               THIRD AMENDMENT TO PEGASUS FUNDS AGENCY AGREEMENT


     THIS AMENDMENT, dated as of the 1st day of January, 1998 by and between Pegasus Funds (the "Trust") and Putnam Fiduciary Trust Company ("PFTC") as parties to the Pegasus Funds Agency Agreement (the "Agreement") effective January 1, 1998.

     WHEREAS, the Trust and PFTC entered into an agreement dated November 1, 1996 with regard to certain employee benefit, profit-sharing and retirement plans for which PFTC now performs or intends to perform administrative services (the "Plan"); and

     WHEREAS, the Trust and PFTC desire to amend said Agreement to allow PFTC to receive electronic versions of Fund prospectus(es).

     NOW THEREFORE, pursuant to Section 10 of the Agreement, the Trust and PFTC hereby amend the Agreement as follows:

     1. Section 2.10 of the Agreement shall be deleted in its entirety and the following language inserted in lieu thereof:

     "In accordance with the procedures established from time to time by agreement of the parties hereto, the Trust shall promptly furnish to PFTC in the frequency requested, for each Fund:

     a. copies of prospectuses, financial statements, reports or other materials relating to each Fund, and updates of such materials, in the quantity requested by PFTC, as such updates become available and as required by law; and

     b. performance data for each Fund, including without limitation, standardized performance information, total return and current yield information computed in accordance with SEC rules and other performance information as the PFTC may reasonably request.

     c.   Such copies and performance data as described in subsections (a) and
     (b) above (collectively "Fund Information") may be received by PFTC through electronic means or in disk format. PFTC is authorized to distribute such Fund Information to the Plan and plan participants via the Internet, other electronic means or hard copy as long as it complies with SEC rules and regulations regarding electronic delivery applicable to such distribution.

     d. With respect to the Fund Information received electronically or in disk format, PFTC represents, warrants and covenants that it shall not alter in any way such Fund Information provided by the Trust and shall promptly make available updated Fund Information after PFTC receives such Fund Information from the Trust in the format specified in subsection (c) above. The Trust represents, warrants and covenants that Fund Information shall be promptly delivered electronically or in disk format to PFTC."

The Agreement, as amended, shall remain in full force and effect.

     IN WITNESS WHEREOF, the Trust and PFTC have caused this Amendment to be executed by their duly authorized officers effective as of the day and year first above written.




PUTNAM FIDUCIARY TRUST             PEGASUS FUNDS
COMPANY


By: /s/ Maureen Philips            Title: /s/ D'Ray Moore
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Title: Managing Director           Title: Treasurer
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Date:  January 5, 1998             Date:     12-23-97
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